We hope you and your loved ones are safe. We are writing to provide you with a preliminary performance update on Golub Capital BDC 3, Inc. ("we", "us", "our", "GBDC 3" or the "Company") for the quarter ended June 30, 2020 in light of ongoing financial market volatility and the evolving economic impact from COVID-19.

For the three months ended June 30, 2020, GBDC 3's earnings rebounded, with EPS estimated to be approximately $1.13 (versus a loss of $1.29 in the quarter ending March 31, 2020). Improved results were primarily due to the partial reversal of unrealized depreciation recorded in the prior quarter. The partial reversal was driven by a combination of better-than-expected credit performance in the Company's portfolio of borrowers and a narrowing of credit spreads, which occurred alongside a recovery in liquid credit and equity markets generally.

Set forth in the table below are certain preliminary estimates of the Company's financial condition and results of operations as of and for the three months ended June 30, 2020. These estimates are subject to the completion of financial closing procedures and are not a comprehensive statement of the Company's financial results as of and for the three months ended June 30, 2020. Actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that financial quarterly results as of and for the three months ended June 30, 2020 are finalized. These preliminary estimates have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary estimates, and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

"GBDC 3 earnings rebounded nicely in the quarter ended June 30, 2020," said David B. Golub, Chief Executive Officer of GBDC 3. "Our portfolio companies—including those in COVID 19-impacted industry sectors—generally performed better than we expected, and credit market conditions have begun to recover."

PRELIMINARY ESTIMATES OF CERTAIN FINANCIAL RESULTS

	Estimated Ranges as of and for the Three Months Ended June 30, 2020	
Earnings Per Share	$ 1.06	$ 1.20
Net Investment Income Per Share	0.31	0.35
Net Realized/Unrealized Gain Per Share	0.75	0.85
Net Asset Value per Share	14.61	14.75

GBDC 3 continues to have substantial liquidity and investment capacity with over $800 million of cash, uncalled equity commitments and borrowing capacity[1] as of June 30, 2020. As of June 30, 2020, the Company was in

[1] Borrowing capacity includes remaining commitments on existing credit facilities plus incremental leverage capacity. Incremental leverage capacity is based on total equity subscriptions multiplied by a target debt-to-equity ratio of 0.85x, less total commitments on existing credit facilities.

compliance with all covenants under its revolving credit facilities. Finally, the Company paid a dividend of $0.0919 per share on July 24, 2020 to stockholders of record on April 29, 2020. The dividend is equal to the net increase in net assets resulting from operations earned by the Company as determined in accordance with U.S. generally accepted accounting principles for the period April 1, 2020 through April 30, 2020.

GBDC 3 will send its financial results for the fiscal quarter ended June 30, 2020 to stockholders via e-mail on August 13, 2020. In addition, GBDC 3 will host an earnings conference call at 11:00 a.m. (Eastern Time) on Friday, August 14, 2020 to discuss its quarterly financial results. All interested stockholders may participate in the conference call by dialing (800) 734-8592 approximately 10-15 minutes prior to the call. International callers should dial + 1 (312) 281-1210. Participants should reference Golub Capital BDC 3, Inc. when prompted. An archived replay of the call will be available shortly after the call until 1:00 p.m. (Eastern Time) on September 14, 2020. To hear the replay, please dial (800) 633-8284. International dialers, please dial +1 (402) 977-9140 to hear the replay. For all replays, please reference program ID number 21966092. Stockholder investment summaries will be provided to stockholders shortly after the earnings call.

FORWARD-LOOKING STATEMENTS

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC 3, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Communications
312.205.5220
ic@golubcapital.com